Exhibit 99.1

CONTACT:                      Investor Relations                                (214) 792-4415

SOUTHWEST AIRLINES REPORTS SECOND QUARTER EARNINGS

DALLAS, TEXAS – July 21, 2009 – Southwest Airlines (NYSE:LUV) today reported its second quarter 2009 results.  Net income for second quarter 2009 was $54 million, or $.07 per diluted share, compared to $321 million, or $.44 per diluted share, for second quarter 2008.   Excluding special items, second quarter 2009 net income was $59 million, or $.08 per diluted share, compared to $121 million, or $.16 per diluted share, for second quarter 2008.  The second quarter 2009 results, excluding special items, of $.08 per diluted share exceeded Thomson’s First Call mean estimate of $.07 per diluted share.   Refer to the reconciliation in the accompanying tables for further information regarding special items.

Second Quarter 2009 Financial Highlights:
•	Total operating revenues of $2.6 billion
•	Net income, excluding special items, of $59 million
•	Net income per diluted share, excluding special items, of $.08
•	Cash flow from operations of $135 million
•	Raised $540 million through financing activities
•	Repaid $400 million borrowed in 2008 on our $600 million revolving credit facility

Second Quarter 2009 Awards & Recognitions:
•	For the sixteenth year in a row, Southwest led the airline industry in Customer Satisfaction according to the American Customer Satisfaction Index
•	Ranked among the top ten companies in MSN Money’s Customer Service Hall of Fame
•	Named the Best Low-Cost Carrier and Best Domestic Airline Customer Service in Executive Travel Magazine’s annual Leading Edge Awards
•	Recognized as one of the Top 50 Companies for Supplier Diversity nationwide by the U.S. Hispanic Chamber of Commerce and PODER 360 magazine
•	Included in BusinessWeek’s ranking of the 50 Most Innovative Companies in the world
•
Southwest Airlines’ Rapid Rewards program was again honored in InsideFlyer magazine’s Annual Freddie Awards for Best Award Redemption, a distinction awarded to Southwest every year since that award category was introduced eleven years ago

Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated:  “In second quarter 2009, we reported a profit.  In, without a doubt, one of the worst revenue environments for the airlines, ever, this is an enormous achievement by the Employees of Southwest Airlines.  I am exceptionally proud of them, their Warrior Spirits, and their terrific operational and Customer Service results.  We continue to stay focused on weathering this economic storm and managing alarming jet fuel price volatility.  Thanks to the superb efforts of our People, we have a tremendous body of work completed, underway, and planned to sustain our financial health by enhancing the Customer Experience and generating substantial new revenue opportunities.  In that regard, we recently implemented several programs and processes and have more planned for the fall, including the launch of a new and improved southwest.com, and several related products and initiatives.
“While our second quarter unit revenue trends outperformed the industry, our total operating revenues were down almost nine percent from a year ago and six percent on a unit basis.  Demand for business travel remains weak, and we continue to stimulate traffic with more discounted and promotional fares.  Unless demand rebounds significantly, we expect third quarter 2009 unit revenues to decline year-over-year more than the second quarter decline of six percent due to more difficult comparisons.

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“Our second quarter 2009 unit costs, excluding special items, declined 4.6 percent from second quarter 2008.  Even with approximately $60 million in unfavorable cash settlements from derivative contracts in the second quarter 2009, our economic fuel costs decreased 22.8 percent to $1.79 per gallon, including taxes.   Although market prices have continued to trend higher since the beginning of the year, we continue to benefit from the decline in energy prices from last year’s unprecedented levels.  Consequently, based on our third quarter derivative position and current market energy prices, we anticipate our third quarter 2009 economic jet fuel costs, including taxes, to decline significantly year-over-year to the $2.15 per gallon range."
As of yesterday, the Company had derivative contracts in place for over 30 percent of its estimated third quarter 2009 fuel consumption and over 45 percent of its estimated fourth quarter 2009 fuel consumption capped at a weighted average crude-equivalent price in the low $70 per barrel range; approximately 50 percent in 2010 capped at a weighted average crude-equivalent price in the mid $70 per barrel range; and modest positions in 2011 through 2013.  The total market value (as of yesterday) of the Company's net fuel derivative contracts for the remainder of 2009 through 2013 reflects a net liability of approximately $805 million.
Gary Kelly stated, “Excluding fuel, second quarter 2009 unit costs increased 5.8 percent from a year ago, which was better than we anticipated.   In addition to other cost containment measures, our hiring freeze remains in place as well as a pay freeze for our officers and senior management.  In an effort to better align our staffing with our current capacity needs, we launched a voluntary early-out program during the second quarter and approximately 1,400 Employees have elected to participate.   Employee departure dates will fall between July 31, 2009 and April 15, 2010, based on the operational needs of particular work locations and departments.   We currently anticipate incurring approximately $70 million ($40 million and $30 million during 2009 and 2010, respectively) in additional costs for the early-out program.  We expect annual savings in subsequent years from the program should eventually exceed the cost of the program.  We were very pleased that our Flight Attendants, Customer Support and Services, and airport Customer Service Employees voted to ratify their contracts during the second quarter, demonstrating their commitment to sustain the financial strength of the Company.  Excluding any charge from the voluntary early-out program, and based on current cost trends and lower available seat miles, we expect our third quarter 2009 unit costs, excluding fuel and special items, to increase from second quarter 2009’s 6.91 cents.
“We continue our diligent cost control efforts and remain committed to maintaining our competitive cost advantage to sustain our strong low fare brand.  However, we are not immune to the effects of the debilitating economic environment.  Based on weak travel demand and fuel price volatility, we cannot predict a profitable third quarter 2009.  We will continue to take the vital steps we believe are necessary to strategically and financially position ourselves to be able to return to prosperity once travel demand rebounds.
 “While we plan to reduce our 2009 available seat miles in the five to six percent range versus last year, our continued focus on maximizing the efficiency and profitability of each published flight schedule has positioned us to take advantage of strategic growth opportunities even in this challenging economic environment.  We were thrilled to introduce the Southwest brand to the New York market with our inaugural service from LaGuardia on June 28, 2009, and look forward to our service to Boston Logan International, which is scheduled to begin next month, followed by Milwaukee in November.  We began service to Minneapolis/St. Paul in March, and both Minneapolis/St. Paul and LaGuardia are off to a strong start."
Southwest will discuss its second quarter 2009 results on a conference call at 11:30 a.m. Eastern Time today.  A live broadcast of the conference call will be available at southwest.com.

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Operating Results
Total operating revenues for second quarter 2009 decreased 8.8 percent to $2.6 billion, compared to $2.9 billion for second quarter 2008.  Total second quarter 2009 operating expenses were $2.5 billion, compared to $2.7 billion in second quarter 2008.  Operating income for second quarter 2009 was $123 million, compared to $205 million in second quarter 2008.  Excluding special items, operating income was $183 million in second quarter 2009, compared to $242 million last year.
“Other expenses” was $73 million for second quarter 2009, compared to other income of $324 million for second quarter 2008.  The $397 million swing in total other expenses (income) primarily resulted from $34 million in “other losses” recognized in second quarter 2009 versus $345 million in “other gains” recognized in second quarter 2008.  In both periods, these “other (gains) losses” primarily resulted from unrealized gains/losses associated with our fuel hedging program.  The cost of the hedging program (which includes the premium costs of derivative contracts) of $37 million in second quarter 2009 and $14 million in second quarter 2008 is also included in "other (gains) losses.”  Second quarter 2009 interest expense increased $15 million from second quarter 2008 primarily due to financing transactions the Company completed since second quarter 2008.  Lower market interest rates coupled with lower Boeing aircraft progress payments generated less capitalized interest in second quarter 2009 compared to the same period last year.  Interest income also decreased versus second quarter 2008 due to lower market interest rates.
Net cash provided by operations for the six months ended June 30, 2009 was $420 million, which was net of a $185 million increase in cash posted as collateral to the Company’s fuel hedge counterparties since December 31, 2008.  Capital expenditures for the first half of 2009 were $272 million.
During second quarter 2009, the Company borrowed $332 million under a new term loan secured by 14 Boeing 737-700 aircraft and raised $208 million from the sale and leaseback of six 737-700 aircraft.  In May 2009, the Company fully repaid the $400 million it had previously borrowed in 2008 under its available revolving credit facility, and as a result, the entire $600 million is fully available.  The Company has minimal contractual debt obligations for the remainder of 2009.
Following second quarter 2009, the Company borrowed $124 million under a new term loan agreement secured by five Boeing 737-700 aircraft.   As of yesterday, the Company has approximately $2.4 billion in cash and short-term investments, net of $425 million in cash collateral paid to its fuel hedge counterparties.   The Company’s total fuel hedge collateral obligations as of yesterday also required approximately $310 million of aircraft collateral.
Total operating revenues for the six months ended June 30, 2009 decreased 7.9 percent to $5.0 billion, while total operating expenses decreased 4.1 percent to $4.9 billion, resulting in operating income in first half 2009 of $73 million versus $293 million in first half 2008.  Excluding special items, operating income for first half 2009 was $213 million, a decrease of $128 million, or 37.5 percent.  Net loss for the six months ended June 30, 2009 was $37 million, or $.05 loss per diluted share, compared to net income of $355 million, or $.48 per diluted share, for the same period last year.  Excluding special items, net income for the six months ended June 30, 2009 was $38 million, or $.05 per diluted share, compared to $164 million, or $.22 per diluted share, for the same period last year.

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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include, without limitation, statements relating to (i) the Company's strategic revenue, cost-cutting, and other initiatives and its expectations related to such initiatives; (ii) the Company’s growth plans and expectations; and (iii) the Company’s expectations regarding future results of operations.  These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  Factors include, among others, (i) continued unfavorable economic conditions, which could continue to impact the demand for air travel and the Company’s ability to adjust fares; (ii) continued volatility in the price and availability of aircraft fuel and any changes in the Company’s fuel hedging strategies and positions; (iii) the Company's ability to timely and effectively prioritize its revenue and cost reduction initiatives and its related ability to timely implement, transition, and maintain the necessary information technology systems and infrastructure to support these initiatives; (iv) competitor capacity and load factors; (v) any changes to the Company’s business plan and strategies; and (vi) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and under the heading “Forward-looking statements” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
			Percent			Percent
	2009	2008	Change	2009	2008	Change

OPERATING REVENUES:
Passenger	$2,506	$2,747	(8.8)	$4,758	$5,161	(7.8)
Freight	29	37	(21.6)	58	71	(18.3)
Other	81	85	(4.7)	156	167	(6.6)
Total operating revenues	2,616	2,869	(8.8)	4,972	5,399	(7.9)

OPERATING EXPENSES:
Salaries, wages, and benefits	863	839	2.9	1,699	1,639	3.7
Fuel and oil	726	945	(23.2)	1,423	1,745	(18.5)
Maintenance materials and repairs	190	191	(0.5)	373	333	12.0
Aircraft rentals	47	38	23.7	93	76	22.4
Landing fees and other rentals	179	159	12.6	345	330	4.5
Depreciation and amortization	150	148	1.4	300	293	2.4
Other operating expenses	338	344	(1.7)	666	690	(3.5)
Total operating expenses	2,493	2,664	(6.4)	4,899	5,106	(4.1)

OPERATING INCOME	123	205	(40.0)	73	293	(75.1)

OTHER EXPENSES (INCOME):
Interest expense	47	32	46.9	92	60	53.3
Capitalized interest	(5)	(6)	(16.7)	(11)	(14)	(21.4)
Interest income	(3)	(5)	(40.0)	(8)	(12)	(33.3)
Other (gains) losses, net	34	(345)	n.a.	57	(307)	n.a.
Total other expenses (income)	73	(324)	n.a.	130	(273)	n.a.

INCOME (LOSS) BEFORE INCOME TAXES	50	529	(90.5)	(57)	566	(110.1)
PROVISION (BENEFIT) FOR INCOME TAXES	(4)	208	(101.9)	(20)	211	(109.5)

NET INCOME (LOSS)	$54	$321	(83.2)	$(37)	$355	(110.4)

NET INCOME (LOSS) PER SHARE:
Basic	$.07	$.44		$(.05)	$.48
Diluted	$.07	$.44		$(.05)	$.48

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	741	732		741	733
Diluted	741	737		741	736

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (SEE NOTE)
(in millions, except per share amounts)
(unaudited)

Note regarding use of non-GAAP financial measures
The financial results provided in this news release "excluding special items" are non-GAAP results that are provided as supplemental information. These results should not be relied upon as alternative measures to Generally Accepted Accounting Principles (GAAP) and primarily reflect items calculated on an "economic"
basis, which contains differences for specific items recorded as a result of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended.
Items calculated on an "economic" basis include only cash settlement gains or losses for derivative instruments that settled in the current accounting period, and exclude certain gains or losses associated with derivatives that settled in a prior period or will settle in a future period. The items excluded from economic results primarily include ineffectiveness as defined, for future period instruments, and changes in market value for future period derivatives that no longer qualify for special hedge accounting, as defined in SFAS 133. Management believes it should take special items into consideration to more accurately measure and monitor the Company's comparative performance on a consistent basis; therefore, management wants to provide the transparency to Investors regarding its views as to a more accurate reflection of the Company’s on-going operations.

The Company's management utilizes both the GAAP and the non-GAAP results in this news release to evaluate the Company's performance and believes that comparative analysis of results can be enhanced by excluding the impact of the unrealized items. In part, since fuel expense is such a large part of the Company's operating costs and is subject to extreme volatility, the Company believes it is useful to provide Investors with the Company's true economic cost of fuel for the periods presented, which reflects the cash settlements from derivative contracts for the applicable period.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Percent			Percent
	2009	2008	Change	2009	2008	Change

Fuel and oil expense - unhedged	$607	$1,419		$1,158	$2,511
Less: Fuel hedge (gains) losses included in fuel and oil expense	119	(474)		265	(766)
Fuel and oil expense - GAAP	$726	$945	(23.2)	$1,423	$1,745	(18.5)
Add/(Deduct): Net impact from fuel contracts (1)	(60)	(37)		(140)	(48)
Fuel and oil expense - economic	$666	$908	(26.7)	$1,283	$1,697	(24.4)

Operating income, as reported	$123	$205		$73	$293
Add/(Deduct): Net impact from fuel contracts (1)	60	37		140	48
Operating income, non-GAAP	$183	$242	(24.4)	$213	$341	(37.5)

Other (gains) losses, net, as reported	$34	$(345)		$57	$(307)
Add/(Deduct): Net impact from fuel contracts (1)	6	361		16	337
Other losses, net, non-GAAP	$40	$16	150.0	$73	$30	143.3

Net income (loss), as reported	$54	$321		$(37)	$355
Add/(Deduct): Net impact from fuel contracts (1)	54	(324)		124	(289)
Income tax impact of fuel contracts	(49)	124		(49)	110
	$59	$121		$38	$176
Add (Deduct): Change in Illinois state income tax law, net	-	-		-	(12)
Net income, non-GAAP	$59	$121	(51.2)	$38	$164	(76.8)

Net income (loss) per share, diluted, as reported	$.07	$.44		$(.05)	$.48
Add/(Deduct): Net impact from fuel contracts	.01	(.28)		.10	(.24)
	$.08	$.16		$.05	$.24
Add: Impact of special items, net	-	-		-	(.02)
Net income per share, diluted, non-GAAP	$.08	$.16	(50.0)	$.05	$.22	(77.3)

(1) See Reconciliation of Impact from Fuel Contracts

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF IMPACT FROM FUEL CONTRACTS (SEE PREVIOUS NOTE)
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Fuel & Oil Expense
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	$(2)	$(6)	$(23)	$17
Add/(Deduct): Other impact of fuel contracts settling in the
current or a prior period	(58)	(31)	(117)	(65)
Impact from fuel contracts to Fuel & Oil Expense	$(60)	$(37)	$(140)	$(48)

Operating Income
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	$2	$6	$23	$(17)
Add/(Deduct): Other impact of fuel contracts settling in the
current or a prior period	58	31	117	65
Impact from fuel contracts to Operating Income	$60	$37	$140	$48

Other (gains) losses
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	$(20)	$369	$(18)	$373
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	24	(14)	11	(19)
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	2	6	23	(17)
Impact from fuel contracts to Other (gains) losses	$6	$361	$16	$337

Net Income
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	$20	$(369)	$18	$(373)
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	(24)	14	(11)	19
Add/(Deduct): Other impact of fuel contracts settling in the
current or a prior period	58	31	117	65
Impact from fuel contracts to Net Income (loss) *	$54	$(324)	$124	$(289)

* Excludes income tax impact of unrealized items

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SOUTHWEST AIRLINES CO.
COMPARATIVE CONSOLIDATED OPERATING STATISTICS
(unaudited)

	Three months ended				Six months ended
	June 30,				June 30,
	2009	2008	Change		2009	2008	Change

Revenue passengers carried	22,676,171	23,993,342	(5.5)%		42,435,861	45,498,163	(6.7)%
Enplaned passengers	26,505,438	27,550,957	(3.8)%		49,555,428	52,259,572	(5.2)%
Revenue passenger miles (RPMs) (000s)	19,683,479	19,811,541	(0.6)%		36,575,108	37,403,700	(2.2)%
Available seat miles (ASMs) (000s)	25,552,927	26,335,085	(3.0)%		49,724,602	51,528,522	(3.5)%
Load factor	77.0%	75.2%	1.8	pts.	73.6%	72.6%	1.0	pts.
Average length of passenger haul (miles)	868	826	5.1%		862	822	4.9%
Average aircraft stage length (miles)	647	636	1.7%		641	632	1.4%
Trips flown	289,573	303,432	(4.6)%		568,708	598,222	(4.9)%
Average passenger fare	$110.52	$114.48	(3.5)%		$112.13	$113.42	(1.1)%
Passenger revenue yield per RPM (cents)	12.73	13.86	(8.2)%		13.01	13.80	(5.7)%
Operating revenue yield per ASM (cents)	10.24	10.89	(6.0)%		10.00	10.48	(4.6)%
CASM, GAAP (cents)	9.76	10.12	(3.6)%		9.85	9.91	(0.6)%
CASM, GAAP excluding fuel (cents)	6.91	6.53	5.8%		6.99	6.52	7.2%
CASM, excluding special items (cents)	9.52	9.98	(4.6)%		9.57	9.82	(2.5)%
CASM, excluding fuel and special items (cents)	6.91	6.53	5.8%		6.99	6.52	7.2%
Fuel costs per gallon, including fuel tax (unhedged)	$1.63	$3.64	(55.2)%		$1.60	$3.29	(51.4)%
Fuel costs per gallon, including fuel tax (GAAP)	$1.95	$2.42	(19.4)%		$1.97	$2.28	(13.6)%
Fuel costs per gallon, including fuel tax (economic)	$1.79	$2.32	(22.8)%		$1.77	$2.22	(20.3)%
Fuel consumed, in gallons (millions)	371	388	(4.4)%		721	761	(5.3)%
Fulltime equivalent Employees at period-end *	35,296	34,936	1.0%		35,296	34,936	1.0%
Aircraft in service at period-end	543	535	1.5%		543	535	1.5%

CASM (unit costs) - Operating expenses per ASM
RASM (unit revenue) - Operating revenue yield per ASM
* Headcount is defined as "Active" fulltime equivalent Employees for both periods presented.

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	June 30,	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$946	$1,368
Short-term investments	1,252	435
Accounts and other receivables	237	209
Inventories of parts and supplies, at cost	200	203
Deferred Income Taxes	365	365
Prepaid expenses and other current assets	94	73
Total current assets	3,094	2,653

Property and equipment, at cost:
Flight equipment	13,690	13,722
Ground property and equipment	1,849	1,769
Deposits on flight equipment purchase contracts	204	380
	15,743	15,871
Less allowance for depreciation and amortization	5,082	4,831
	10,661	11,040
Other assets	272	375
	$14,027	$14,068

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$732	$668
Accrued liabilities	1,029	1,012
Air traffic liability	1,207	963
Current maturities of long-term debt	105	163
Total current liabilities	3,073	2,806

Long-term debt less current maturities	3,278	3,498
Deferred income taxes	1,921	1,904
Deferred gains from sale and leaseback of aircraft	128	105
Other deferred liabilities	481	802
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,223	1,215
Retained earnings	4,863	4,919
Accumulated other comprehensive loss	(762)	(984)
Treasury stock, at cost	(986)	(1,005)
Total stockholders' equity	5,146	4,953
	$14,027	$14,068

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$54	$321	$(37)	$355
Adjustments to reconcile net income (loss) to
cash provided by operating activities:
Depreciation and amortization	150	148	300	293
Unrealized loss (gain) on fuel derivative instruments	54	(324)	124	(290)
Deferred income taxes	(4)	135	(25)	129
Amortization of deferred gains on sale and
leaseback of aircraft	(4)	(3)	(7)	(6)
Share-based compensation expense	3	5	6	9
Excess tax benefits from share-based
compensation arrangements	(5)	3	(1)	3
Changes in certain assets and liabilities:
Accounts and other receivables	(6)	(97)	(28)	(167)
Other current assets	(28)	(37)	(18)	(50)
Accounts payable and accrued liabilities	104	286	104	333
Air traffic liability	(43)	105	244	372
Cash collateral received from (provided to) fuel
derivative counterparties	(125)	1,865	(185)	2,435
Other, net	(15)	(71)	(57)	(116)
Net cash provided by operating activities	135	2,336	420	3,300

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(187)	(223)	(272)	(587)
Purchases of short-term investments	(1,394)	(2,226)	(3,090)	(3,447)
Proceeds from sales of short-term investments	1,203	1,185	2,347	2,645
Other, net	1	-	1	-
Net cash used in investing activities	(377)	(1,264)	(1,014)	(1,389)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale and leaseback transactions	208	-	381	-
Issuance of Long-term debt	332	600	332	600
Proceeds from Employee stock plans	4	17	8	27
Payments of long-term debt and capital lease obligations	(7)	(6)	(41)	(25)
Payment of revolving credit facility	(400)	-	(400)	-
Payment of credit line borrowing	(91)	-	(91)	-
Payments of cash dividends	(3)	(3)	(10)	(10)
Repurchase of common stock	-	-	-	(54)
Excess tax benefits from share-based
compensation arrangements	5	(3)	1	(3)
Other, net	(5)	(6)	(8)	(6)
Net cash provided by financing activities	43	599	172	529

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(199)	1,671	(422)	2,440
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,145	2,982	1,368	2,213

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$946	$4,653	$946	$4,653

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SOUTHWEST AIRLINES CO.
BOEING 737-700 DELIVERY SCHEDULE
AS OF APRIL 16, 2009

			Purchase
	Firm	Options	Rights	Total

2009	13			13
2010	10			10
2011	10	10		20
2012	13	10		23
2013	19	4		23
2014	13	7		20
2015	14	3		17
2016	12	11		23
2017		17		17
Through 2018			54	54
Total	104	62	54	220

* Currently plan to reduce fleet by 15 aircraft, bringing 2009 net reductions to two aircraft.

  ***